UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 1, 2009

MILLER PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	033-02249-FW	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(423) 663-9457

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 13, 2009 Miller Petroleum, Inc. issued a press release announcing that it had initiated a $25.5 million drilling program on company leases in Scott County, Tennessee. A copy of the press release is filed as Exhibit 99.1 to this report.

On April 14, 2009 Miller Petroleum, Inc. issued a press release announcing that it had signed a letter of intent to acquire Ky-Tenn Oil, Inc. A copy of the press release is filed as Exhibit 99.2 to this report.

On April 15, 2009 Miller Petroleum, Inc. issued a press release announcing that it had signed a letter of intent to acquire East Tennessee Consultants, Inc. A copy of the release is filed as Exhibit 99.3 to this report.

Item 8.01	Other Events.

On April 1, 2009 Miller Petroleum, Inc. entered into a non-binding letter of intent with Ky-Tenn Oil, Inc. pursuant to which Miller Petroleum would purchase 100% of the issued and outstanding of Ky-Tenn Oil, Inc. in exchange for cash and shares of Miller Petroleum’s common stock. The closing of the transaction is subject to the negotiation and execution of a definitive agreement and customary due diligence.

On April 1, 2009 Miller Petroleum, Inc. entered into a non-binding letter of intent with East Tennessee Consultants, Inc. pursuant to which Miller Petroleum would purchase 100% of the issued and outstanding of East Tennessee Consultants, Inc. in exchange for cash and shares of Miller Petroleum’s common stock. The closing of the transaction is subject to the negotiation and execution of a definitive agreement and customary due diligence.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated April 13, 2009
99.2	Press release dated April 14, 2009
99.3	Press release dated April 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: April 16, 2009	By: /s/ Scott M. Boruff

Scott M. Boruff, Chief Executive Officer